Exhibit 99.1

Oportun Appoints Sean Rowles as Chief Risk Officer

Patrick Kirscht to Step Down After 18 Years with Oportun

SAN MATEO, Calif., June 16, 2026 (GLOBE NEWSWIRE) — Oportun Financial Corporation (Nasdaq: OPRT) today announced the appointment of Sean Rowles as Chief Risk Officer to lead Oportun’s risk and credit functions, effective June 17, 2026. He will succeed Patrick Kirscht, who has decided to step down after 18 years of leadership at Oportun.

Doug Bland, Chief Executive Officer of Oportun, said, “Sean’s deep experience across consumer credit, risk management, and financial services operations in both fintech and traditional banking makes him exceptionally well-suited to lead this function at Oportun. We are confident he will build on the strong foundation Pat and his team have established and help drive Oportun’s continued success.”

Mr. Rowles brings more than 30 years of experience in global financial services, with a career spanning consumer credit, fraud and seller risk, compliance, and collections infrastructure across both fintech and traditional banking. Before joining Oportun, Rowles most recently served as Chief Risk Officer and Head of Operations at Imprint. Prior to Imprint, Mr. Rowles worked for more than nine years at PayPal in a series of executive risk roles, including Global Chief Credit Officer, leading the global first-line credit risk organization as PayPal became a leading provider of consumer credit and financing solutions. Earlier in his career, Rowles held senior leadership roles in consumer risk, operations, and distribution at other large financial institutions.

“Oportun has built a genuinely differentiated platform as a mission-driven lender with a disciplined credit infrastructure and a member base that counts on the Company for access to affordable credit,” said Mr. Rowles. “I look forward to working with Doug and the Oportun team to strengthen risk management, support disciplined growth, and deliver responsible financial products to the communities we serve.”

Mr. Bland continued, “Over the past 18 years, Pat helped build our credit function from the ground up, and his dedication has been central to our ability to grow responsibly and serve our members. We are deeply grateful for his many contributions to this Company, and we wish him well in the next chapter.”

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $22.2 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Oportun’s leadership team, strategy, risk management, growth, operating discipline, execution, and future performance. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Oportun undertakes no obligation to update any forward-looking statements except as required by law. Please refer to Oportun’s filings with the Securities and Exchange Commission for additional information regarding risks and uncertainties.

Investor Contact

Dorian Hare

(650) 590-4323

ir@oportun.com

Media Contact

FGS Global

John Christiansen / Bryan Locke

Oportun@fgsglobal.com